Contact:	News Release
Laura Gaffin, FHLB Cincinnati	FOR IMMEDIATE RELEASE
513.852.7086 (office) or 513.265.5431 (cell)	July 28, 2022

FHLB CINCINNATI ANNOUNCES SECOND QUARTER 2022 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (the FHLB) today released unaudited financial results for the second quarter ended June 30, 2022.
Operating Results
▪For the second quarter, net income was $41 million and return on average equity (ROE) was 3.38 percent. This compares to net income of $0.3 million and ROE of 0.03 percent for the same period of 2021. For the first six months of 2022, net income was $57 million and ROE was 2.48 percent, compared to net income of $19 million and ROE of 0.97 percent for the same period of 2021.
▪Net income increased in both comparison periods primarily because of lower premium amortization and higher average Advance balances. Premium amortization declined because of lower volumes of mortgage refinance activity given the rise in mortgage rates. The increase in profitability in the year-to-date comparison period was partially offset by unrealized losses on certain derivatives and other financial instruments carried at fair value.

Balance Sheet Highlights
▪Total assets at June 30, 2022 were $103.1 billion, an increase of $42.4 billion (70 percent) from year-end 2021.
▪Mission Assets and Activities – comprising major activities with members including Advances, Letters of Credit (off-balance sheet), and the Mortgage Purchase Program – were $100.3 billion at June 30, 2022, an increase of $35.1 billion (54 percent) from year-end 2021. The growth in Mission Assets and Activities was driven by a $33.0 billion increase in Advance balances. The increase in Advances was primarily due to members' higher demand for liquidity, especially short-term Advances, in light of the increasing interest rate environment and uncertainties in the financial markets.
▪Total investments at June 30, 2022 were $36.5 billion, an increase of $7.1 billion (24 percent) from year-end 2021, which was primarily driven by higher liquidity investments. Total investments included $13.4 billion of mortgage-backed securities and $23.1 billion of liquidity investments. A higher amount of liquidity investments were held in the first six months of 2022 in light of the increased Advance demand. The FHLB uses its liquidity portfolio to ensure it can meet the borrowing needs of members and to meet all current and anticipated financial commitments.
▪The FHLB exceeded all minimum regulatory capital and liquidity requirements. On June 30, 2022, GAAP capital was $5.7 billion, an increase of $1.9 billion (50 percent) from year-end 2021, which was driven by purchases of capital stock by members to support Advance growth. The GAAP and regulatory capital-to-assets ratios were 5.53 percent and 5.58 percent, respectively, at June 30, 2022. Retained earnings were $1.3 billion at June 30, 2022, an increase of two percent from year-end 2021.
Dividend
▪The FHLB paid its stockholders a cash dividend on June 16, 2022 at a 3.00 percent annualized rate, which is 2.26 percentage points above second quarter average overnight interest rates. The FHLB computes average overnight interest rates as a blend of the Secured Overnight Financing Rate and Federal funds effective rate.
Housing and Community Investment
▪The FHLB annually sets aside a portion of its profits for grants supporting affordable housing. These funds assist members in serving very low-, low-, and moderate-income households and community economic development. The FHLB's net income for the first six months of 2022 resulted in an accrual of $6 million to the Affordable Housing Program (AHP) pool of funds available to members. Since the inception of the AHP in 1990, the FHLB has awarded over $829 million in subsidies towards the creation of more than 103,000 units of affordable housing.
▪In addition to the required AHP assessment, the FHLB disbursed nearly $1.6 million in the first six months of 2022 through two voluntary housing programs. These programs provide grants to cover accessibility rehabilitation and emergency repairs for special needs and elderly homeowners, and for the replacement or repair of homes damaged or destroyed by natural disasters within the Fifth District.

The FHLB expects to file its second quarter 2022 Form 10-Q with the Securities and Exchange Commission on or about August 9, 2022.

About the FHLB
The FHLB is a AA+ rated wholesale cooperative bank owned by 617 member financial institutions, including commercial banks, thrifts, credit unions, insurance companies and community development financial institutions in Kentucky, Ohio and Tennessee. The FHLB provides members access to products and services (primarily Advances, which are a readily available, low-cost source of funds, purchases of certain mortgage loans from members, and issuance of Letters of Credit to members) and a competitive return through quarterly dividends on their capital investment in the FHLB. The FHLB funds these products and services by raising private-sector capital from member-stockholders and, with the other Federal Home Loan Banks (FHLBanks) in the FHLBank System, issuing high-quality debt in the global capital markets. The FHLB also funds community investment programs that help its members create affordable housing and promote community economic development.

This news release may contain forward-looking statements that are subject to risks and uncertainties that could affect the FHLB’s financial condition and results of operations. These include, but are not limited to: the effects of economic, financial, and market conditions, including the discontinuation of the London InterBank Offered Rate; legislative or regulatory developments concerning the FHLBank System; financial pressures affecting other FHLBanks; the current COVID-19 global pandemic; competitive forces; and other risks detailed from time to time in the FHLB’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLB undertakes no obligation to update any such statements.

Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	June 30, 2022	December 31, 2021	Percent Change (2)
Total assets	$103,057	$60,618	70%
Advances (principal)	56,002	22,954	144
Mortgage loans held for portfolio (principal)	7,234	7,402	(2)
Total investments	36,508	29,392	24
Consolidated Obligations	95,001	54,440	75
Mandatorily redeemable capital stock	20	21	(7)
Capital stock	4,414	2,490	77
Total retained earnings	1,314	1,293	2
Total capital	5,695	3,796	50
Regulatory capital (1)	5,748	3,804	51

Capital-to-assets ratio (GAAP)	5.53%	6.26%
Capital-to-assets ratio (Regulatory) (1)	5.58	6.28

OPERATING RESULTS

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	Percent Change (2)	2022	2021	Percent Change (2)
Total interest income	$277	$155	79%	$445	$332	34%
Total interest expense	206	89	132	293	190	54
Net interest income	71	66	8	152	142	7
Non-interest income (loss)	—	(42)	100	(37)	(73)	49
Non-interest expense	26	24	9	52	48	9
Affordable Housing Program assessments	4	—	NM	6	2	203
Net income	$41	$—	NM	$57	$19	197

Return on average equity	3.38%	0.03%		2.48%	0.97%
Return on average assets	0.19	—		0.14	0.06
Annualized dividend rate	3.00	2.00		2.56	2.00
(1)Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.
(2)Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of greater than 1,000% are shown as “NM” (not meaningful).
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